Exhibit 10.3.28

EMPLOYEE ADVISOR AGREEMENT

THIS EMPLOYEE ADVISOR AGREEMENT (the “Agreement”), is entered into as of February 27, 2007 by and between Investment Technology Group, Inc., a Delaware corporation (the “Company”), and Raymond L. Killian, Jr. (the “Employee”).

BACKGROUND

WHEREAS, the Employee has been employed by the Company pursuant to the terms of that certain employment agreement dated October 1, 2004, as amended on October 4, 2006 and December 19, 2006 (the “Employment Agreement”); and

WHEREAS, in connection with the Company’s retention of a new Chief Executive Officer and President, the Employee resigned as Chief Executive Officer and President and transitioned to Chairman of the Company; and

WHEREAS, the Company and the Employee desire to change the level of Employee’s employment relationship on mutually agreeable terms as of the Effective Date (as defined in Section 1 below) based on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

1.                             Term.  The term of this Agreement shall begin on April 1, 2007 (the “Effective Date”) and shall continue until March 31, 2009, unless terminated sooner pursuant to Section 9 below (the “Term”).

2.                             Services to be Provided.

(a)                           Advisory Services.  During the Term, the Employee shall perform for the Company such reasonable transition services (taking into account the Employee’s other commitments) and other advisory services as shall be reasonably assigned to the Employee by the Chief Executive Officer and President of the Company and the Board of Directors of the Company (the “Board”) from time to time.  The foregoing duties of the Employee shall be referred to for purposes of this Agreement as the “Advisory Services.”

(b)                           Working Time.  During the Term, the Employee agrees to devote substantial working time, attention and energies to the Advisory Services on a schedule mutually acceptable to the Employee and the Company.  The Employee agrees that he shall generally be available to perform the Advisory Services and at the Company’s Boston office when required.  The Employee shall give the Company advance notice of periods of vacation.  The Company agrees that the Employee will not employed on a full-time and may provide services to other companies, including by serving as a member of the boards of directors of other companies; provided that the Employee shall be required to comply with the restrictive covenants set forth in Section 4 below.

3.                             Compensation; Benefits.

(a)                           Compensation.  As compensation for the Employee’s performance of the Advisory Services under this Agreement during the Term, the Employee shall receive (i) a salary of $100,000 per month payable in accordance with the Company’s normal payroll practices and subject to all applicable employment and tax withholdings, and (ii) on or around April 1, 2009, and, assuming the satisfactory performance of the Employee’s assigned duties hereunder, in the reasonable and good faith judgment of the Board, a one time severance payment of $600,000.  In addition, the Company shall reimburse the Employee for all reasonable expenses incurred by the Employee in connection with the performance of the Advisory Services in accordance with the Company’s expense reimbursement policies for executives.

(b)                           Employee Benefits.  During the Term, the Employee shall continue to be entitled to participate in and receive any benefit or rights under any Company employee benefit plans, including, without limitation, employee insurance, medical, pension, savings or deferred compensation plans.  Upon the completion of the Term, as a retiree of the Company, the Company shall provide the Employee and his spouse with medical benefits for the remainder of their lives at coverage levels substantially similar to those provided to senior executive employees of the Company from time to time.  Such medical benefits shall either be provided under the Company’s medical benefit plan or through Company paid medical insurance obtained by the Company for the benefit of the Employee and his spouse.

(c)                           Effect of Termination.

(i)            If, prior to the expiration of the Term, the Company terminates the Employee’s employment with the Company for any reason other than Cause (as defined below), the payments described in Sections 3(a)(i) and (ii) shall continue to be made as severance as and when they would otherwise have been made pursuant to the terms of this Agreement as if the Employee’s employment with the Company had not been terminated, but the benefits provided pursuant to Section 3(b) shall cease except for medical benefits as set forth above in Section 3(b).  Notwithstanding the preceding sentence, if, at any time during the payment period, the Employee agrees to waive his rights to the continued payments described in Sections 3(a)(i) and (ii), the Employee shall have no further obligation to comply with the restrictions set forth in Sections 4(c) and (d) following his termination.

(ii)           If the Employee voluntarily terminates his employment with the Company for any reason or if the Employee’s employment is terminated by the Company for Cause, in either case, prior to the expiration of the Term, no further payments shall be due under the terms of this Agreement; provided that, in each case, the medical benefits as set forth in Section 3(b) shall continue.  For this purpose, the term “Cause” means (A) gross negligence in the performance of the Employee’s duties which results in material financial harm to the Company or its subsidiaries; (B) the Employee’s conviction of, or plea of nolo contendere to, any felony, or other crime involving the personal enrichment of the Employee at the expense of the Company or its subsidiaries

(unless the Employee’s action or omission occurred in good faith in the reasonable belief that such action was not criminal); (C) willful refusal by the Employee to perform his duties and responsibilities without the same being corrected within thirty (30) days after being given written notice thereof; or (D) the material breach by the Employee of any of the covenants contained in Section 4 of this Agreement.  Notwithstanding the above, “Cause” shall not exist unless the Employee shall have been given written notice that the Company believes it has “Cause”, the Employee has had the opportunity to appear before the Board with counsel of his choice to answer the assertion, and such Board by a two-thirds vote, not including the Employee, has thereafter voted to terminate the Employee’s service for Cause.

(d)                           Change in Control.  Upon the occurrence of a Change in Control during the Term, the Company shall pay to the Employee all of the amounts he would have otherwise received through the remainder of the Term as set forth in Sections 3(a)(i) and (ii) had he remained in service throughout that period.  Payment shall be made in a lump sum as soon as reasonably practicable following the occurrence of the Change in Control.  For this purpose, “Change in Control” means and shall be deemed to have occurred:

(i)            if any person (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing thirty-five percent (35%) or more of the total voting power of all the then-outstanding Voting Securities; or

(ii)           if the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(iii)          upon consummation of a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company other than (A) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than fifty percent (50%) of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (B) any such transaction which would result in a Related Party beneficially owning more than fifty percent (50%) of the voting securities of the surviving or transferee entity outstanding immediately after such transaction; or

(iv)          upon consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such transaction which would result in a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by the Company immediately prior to the transaction; or

(v)           if the stockholders of the Company approve a plan of complete liquidation of the Company.

For purposes of the foregoing definition, the following terms shall have the following meanings:  (A) “Voting Securities or Security” means any securities of the Company which carry the right to vote generally in the election of directors; (B) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, fifty (50) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, fifty (50) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons shall be deemed to have a fifty (50) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty (50) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity; (C) “Related Party” means (a) a Subsidiary of the Company; (b) an employee or group of employees of the Company or any Subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned Subsidiary of the Company; or (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities; and (D) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

4.                             Restrictive Covenants.

(a)                           Nondisclosure and Nonuse of Confidential Information.  The Employee shall not disclose or use at any time during or after the Term any Confidential Information of which the Employee is or becomes aware, whether or not such information is developed by him, except to the extent he reasonably believes that such disclosure or use is directly related to and appropriate in connection with the Employee’s performance of duties assigned to the Employee pursuant to this Agreement.  Under all circumstances and at all times, the Employee shall take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.  For purposes of this Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Subsidiaries in connection with their business and which constitutes trade secrets or information which the Company has made reasonable efforts to protect.  It shall not include information (a) required to be disclosed by court or administrative order; (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Employee; or (c) the disclosure of which is consented to in writing by the Company.

(b)                           Ownership of Intellectual Property.  In the event that the Employee as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), the Employee acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company.  Any copyrightable work prepared in whole or in part by the Employee during the Term shall be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company shall own all of the rights comprised in the copyright therein.  The Employee shall promptly and fully disclose all Intellectual Property and shall cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Employee’s employment hereunder).

(c)                           Noncompetition.  The Employee hereby acknowledges that during his employment by the Company, the Employee has and shall become familiar with trade secrets and other Confidential Information concerning the Company, its Subsidiaries and their respective predecessors, and that the Employee’s services have been and shall be of special, unique and extraordinary value to the Company.  In addition, the Employee hereby agrees that at any time during the Term, and, except as provided in Section 3, for a period of one year after the date the Term terminates (the “Noncompetition Period”), the Employee shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process or are being demonstrably planned as of the date of termination , within any geographical area in which, as of the date of termination, the Company or its Subsidiaries engage or demonstrably plan to engage in such businesses.  It shall not be considered a violation of this Section 4(c) for the Employee to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation.

(d)                           Nonsolicitation.  The Employee hereby agrees that (i) during the Term and, except as provided in Section 3, for a period of one (1) year after the date of termination (the “Nonsolicitation Period”) the Employee shall not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof or otherwise employ or receive the services of an individual who was an employee of the Company or its Subsidiaries at any time during such Nonsolicitation Period, except any such individual whose employment has been terminated by the Company and (ii) during the Nonsolicitation Period, the Employee shall not induce or attempt to induce any customer, supplier, client, broker, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries.

(e)                           Enforcement.  If, at the enforcement of Sections 4(a) through (d), a court holds that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be permitted to revise the restrictions contained in this Section 4 to cover the maximum duration and scope permitted by law.

5.                             Return of Company Property.  Promptly upon the expiration or sooner termination of the Term, and earlier if requested by the Company at any time, the Employee shall promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Employee’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that to the best of his knowledge all such materials have been delivered to the Company.  This provision shall not prevent the Employee from retaining his personal property, including his personal information contained on any electronic device.

6.                             Equitable Relief.  The Employee acknowledges that (a) the covenants contained herein are reasonable, (b) the Employee’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 4(a) though (d) could cause irreparable harm to the Company for which it would have no adequate remedy at law.  Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Employee of his covenants and agreements contained in Sections 4(a) though (d), the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

7.                             Indemnification.

(a)                           General Indemnification.  The Company agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a

“Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee, consultant or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent, the Employee shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, damages, settlements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith (collectively, the “Expenses”), and such indemnification shall continue as to the Employee even if he has ceased to be a director, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of the Employee’s heirs, estate, executors and administrators.

(b)                           Advances of Expenses.  Expenses incurred by the Employee in connection with any Proceeding shall be paid by the Company in advance within thirty (30) days after receipt of written request by the Employee specifying the Expenses for which the Employee seeks an advancement, provided that the Employee has delivered to the Company a written, signed undertaking to reimburse the Company for Expenses if it is finally determined by a court of competent jurisdiction that the Employee is not entitled under this Agreement to indemnification with respect to such Expenses.

(c)                           Notice of Claim.  The Employee shall give to the Company notice of any claim made against the Employee for which indemnification shall or could be sought under this Agreement, but the Employee’s failure to give such notice shall not relieve the Company of any liability the Company may have to the Employee except to the extent that the Company is prejudiced thereby.  In addition, the Employee shall give the Company such information and cooperation as it may reasonably require and as shall be within the Employee’s power and at such time and places as are convenient for the Employee.

(d)                           Defense of Claim.  With respect to any Proceeding as to which the Employee notifies the Company of the commencement thereof:

(i)            the Company shall be entitled to participate therein at its own expense; and

(ii)           except as otherwise provided below, to the extent that it may wish, the Company shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Employee.  The Employee also shall have the right to employ the Employee’s own counsel in such action, suit or proceeding if the Employee reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Employee, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company, subject to the provisions herein; and

(iii)          the Company shall not be liable to indemnify the Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.  The Company shall not settle any action or claim in any manner that would not include a full and unconditional release of the Employee without the Employee’s prior written consent.  Neither the Company nor the Employee shall unreasonably withhold or delay their consent to any proposed settlement.

8.                             Termination.  Notwithstanding the provisions of Section 3, the Company may terminate the Term (a) for any reason upon 60 days’ prior written notice to the Employee, and (b) immediately upon written notice to the Employee, in the event of termination for Cause.  The Employee may terminate the term of this Agreement for any reason upon 60 days’ prior written notice to the Company.  In the event of any termination of the Term, the Company shall be responsible for any unreimbursed expenses and continued payments as described in Section 3.  Within five days after any termination of the term of this Agreement, the Employee shall deliver to the Company all work product resulting from the performance of the Advisory Services.

9.                             No Conflicting Agreements; Non-Exclusive Engagement.  The Employee represents that the Employee is not a party to any existing agreement which would prevent the Employee from entering into and performing this Agreement.  The Employee shall not enter into any other agreement that is in conflict with the Employee’s obligations under this Agreement.

10.                           Entire Agreement, Amendment and Assignment.  Except as otherwise provided in a separate writing between the Employee and the Company, this Agreement is the sole agreement between the Employee and the Company with respect to the Advisory Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written, including, but not limited to, the Employment Agreement.  No modification to any provision of this Agreement shall be binding unless in writing and signed by both the Employee and the Company.  No waiver of any rights under this Agreement shall be effective unless in writing signed by the party to be charged.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee.

11.                           Governing Law.  This Agreement shall be governed by and interpreted in accordance with laws of the State of Delaware without giving effect to any conflict of laws provisions.

12.                           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the Employee and to the Company at the addresses set forth below,

If to the Employee:	To the last address delivered to the Company by the Employee in the manner set forth herein.

If to the Company:	Investment Technology Group, Inc. 380 Madison Avenue New York, New York 10017 Attn: General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

13.                           Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of the Employee and the Company.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

14.                           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

15.                           Survival.  Sections 5 through 14 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term, and the Agreement shall otherwise remain in full force to the extent necessary to enforce any rights and obligations arising hereunder during the Term.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

INVESTMENT TECHNOLOGY GROUP, INC.
By:	/s/ Robert C. Gasser
Name: Robert C. Gasser
Title: President and CEO

Date: February 27, 2007

EMPLOYEE

/s/ Raymond L. Killian, Jr.
Raymond L. Killian, Jr.

Date: February 27, 2007